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                                                                EXHIBIT 3(ii)(b)

                        R. R. DONNELLEY & SONS COMPANY
                             AMENDMENTS TO BYLAWS

Section 3.2, 4.1, and 4.13 were amended, a new section 4.14 was added, sections
4.14 through 4.23 were renumbered and Section 4.15 was amended.

RESOLVED, That the By-Laws be and hereby are amended to delete the first sentence of Section 3.2 thereof and to substitute the following therefor:

Effective immediately, the number of Directors which shall constitute the whole Board shall be twelve (12) of whom four (4) shall be Directors of the First Class, four (4) shall be Directors of the Second Class and four (4) shall be Directors of the Third Class.


NOW, THEREFORE, BE IT RESOLVED That the By-Laws of the corporation be and hereby are amended, effective immediately, as follows:

FURTHER RESOLVED, That the first sentence of ARTICLE IV, Section 4.1 is deleted and the following is substituted therefor:

       "The officers of the corporation shall be a Chief Executive Officer, a Chairman of the Board, one or more Vice Chairmen, a President, one or more Executive Vice Presidents, one or more Sector Presidents, one or more Business Unit Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, a Controller, a General Counsel, one or more Assistant Secretaries, one or more Assistant General Counsels, one or more Assistant Treasurers and one or more Assistant Controllers."

  FURTHER RESOLVED, That Section 4.13 is deleted and the following is substituted therefor:

       "Section 4.13. Sector Presidents.  The Board of Directors may from time
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       to time designate as Sector President one or more of the individuals who occupies the position of senior officer heading a Sector consisting of one or more business units and to whom one or more of the Business Unit Presidents reports."

  FURTHER RESOLVED, That the following be added as a new Section 4.14 and that each of the existing Sections 4.14 through 4.23 be renumbered as Sections 4.15 through 4.24, respectively, to follow in consecutive order the new Section 4:14:

       "Section 4.14. Business Unit Presidents.  The Board of Directors may from
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       time to time designate as Business Unit
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       President one or more of the individuals who occupies the position of senior officer heading a business unit consisting of one or more divisions and one or more sales units and who reports to one or more of the Sector Presidents or other senior officers of the corporation."

  FURTHER RESOLVED, That the new Section 4.15 (Section 4.14, prior to the effectiveness of these resolutions) is deleted and the following is substituted therefor:

       "Section 4.15. Executive Vice Presidents.  The Board of Directors may
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       designate as an Executive Vice President the officer to whom one or more other senior officers of this corporation reports."

  FURTHER RESOLVED, That the word "Group" be deleted in each of the three places that it appears in ARTICLE V and that the word "Sector" be substituted therefor.